Term Sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 18-I dated December 2, 2011	Term sheet to Product Supplement No. 18-I Registration Statement No. 333-177923 Dated September 10, 2014; Rule 433

Structured Investments	$ Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks due September 17, 2019

General

•	The notes are designed for investors who seek (a) variable annual coupon payments that are linked to the performance of an equally weighted basket of 15 Reference Stocks, subject to the Coupon Cap of 7.00% per annum, and (b) return of their initial investment at maturity. Investors should be willing to forgo dividend payments on the Reference Stocks and any return on their investment beyond the Coupon Payments, if any. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Unsecured obligations of JPMorgan Chase & Co. maturing September 17, 2019.†
•	Minimum denominations of $1,000 and integral multiples thereof.
•	The notes are expected to price on or about September 12, 2014 and are expected to settle on or about September 17, 2014.

Key Terms

Basket:	The Basket consists of 15 common stocks, (each, a “Reference Stock” and collectively, the “Reference Stocks”). The Reference Stocks and the Bloomberg ticker symbol, relevant exchange, Stock Weighting and Initial Share Price of each Reference Stock are set forth under “The Basket” on page TS-1 of this term sheet.
Coupon Rate:	The Coupon Rate for each Coupon Payment Date will be a percentage equal to the sum of the Stock Performance of each Reference Stock on the Coupon Determination Date multiplied by the Stock Weighting for such Reference Stock, subject to the Coupon Cap and the Minimum Rate. In no case will the Coupon Rate be greater than the Coupon Cap or less than 0.00% per annum.
Coupon Payment:	The Coupon Payment per $1,000 note payable on each Coupon Payment Date will equal $1,000 × Coupon Rate.
Payment at Maturity:	At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the final Coupon Payment, if any. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
Coupon Determination Dates†:	September 14, 2015, September 12, 2016, September 12, 2017, September 12, 2018 and September 12, 2019.
Coupon Payment Dates†:	September 17, 2015, September 15, 2016, September 15, 2017, September 17, 2018 and September 17, 2019.
Stock Performance:

The Stock Performance for a Reference Stock on any Coupon Determination Date will be:

(1) if the Stock Return on such date is greater than or equal to the Stock Return Threshold, the Coupon Cap, or

(2) if the Stock Return on such date is less than the Stock Return Threshold, the greater of the Stock Return and the Stock Return Floor.

Stock Return Threshold:	7.00%
Stock Return Floor:	-10.00%
Stock Return:	With respect to a Reference Stock, on any trading day:
Final Share Price – Initial Share Price Initial Share Price
Coupon Cap:	7.00% per annum
Minimum Rate:	0.00% per annum
Initial Share Price:	With respect to each Reference Stock, the closing price of one share of such Reference Stock on the pricing date divided by the Share Adjustment Factor for such Reference Stock.
Final Share Price:	With respect to each Reference Stock, the closing price of one share of such Reference Stock on the applicable Coupon Determination Date.
Share Adjustment Factor:	With respect to each Reference Stock, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “General Terms of Notes—Additional Reference Stock Provisions—A. Anti-Dilution Adjustments” in the accompanying product supplement for further information.
Original Issue Date (Settlement Date):	September 17, 2014
Maturity Date†:	September 17, 2019
CUSIP:	48127DZV3

† Subject to postponement in the event of a market disruption event as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 18-I dated December 2, 2011.

Investing in the Contingent Coupon Notes involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement no. 18-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying product supplement no. 18-I or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See "Supplemental Use of Proceeds" in this term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $30.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-41 of the accompanying product supplement no. 18-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $942.00 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $932.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

September , 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 18-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 18-I dated December 2, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 18-I dated December 2, 2011, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 18-I dated December 2, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211008040/e46449_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

The Basket

The issuers of the Reference Stocks and the ticker symbol, the relevant exchange on which each Reference Stock is listed, the Stock Weighting and the Initial Share Price of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weighting	Initial Share Price*
BA	The Boeing Company	The New York Stock Exchange (“NYSE”)	1/15	$
HD	Home Depot Inc.	NYSE	1/15	$
YUM	Yum! Brands Inc.	NYSE	1/15	$
AAPL	Apple Inc.	The NASDAQ Global Select MARKET (“NASDAQ GS”)	1/15	$
MRK	Merck & Co., Inc.	NYSE	1/15	$
GM	General Motors Company	NYSE	1/15	$
GE	General Electric Company	NYSE	1/15	$
BAC	Bank of America Corporation	NYSE	1/15	$
KRFT	Kraft Foods Group Inc.	NASDAQ GS	1/15	$
KMB	Kimberly-Clark Corporation	NYSE	1/15	$
MCD	McDonald's Corporation	NYSE	1/15	$
PEP	PepsiCo, Inc.	NYSE	1/15	$
PG	The Procter & Gamble Company	NYSE	1/15	$
JNJ	Johnson & Johnson	NYSE	1/15	$
KO	The Coca-Cola Company	NYSE	1/15	$

*The Initial Share Price of each Reference Stock will be determined on the pricing date and is subject to adjustment as described under “General Terms of Notes – Additional Reference Stock Provisions – A. Anti-Dilution Adjustments” and “General Terms of Notes – Additional Reference Stock Provisions – B. Reorganization Events” in the accompanying product supplement no. 18-I.

JPMorgan Structured Investments —	TS-1
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Selected Purchase Considerations

•	PRESERVATION OF CAPITAL AT MATURITY – Subject to the credit risk of JPMorgan Chase & Co., the payout formula allows you to receive at least your initial investment in the notes if you hold the notes to maturity, regardless of the performance of the Basket. Because the notes are our unsecured and unsubordinated obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	CONTINGENT ANNUAL COUPON PAYMENTS – The notes provide contingent annual Coupon Payments with a variable Coupon Rate, depending on the performance of the Basket, that may be as low as 0.00% per annum and will not be greater than the Coupon Cap of 7.00% per annum. The Coupon Rate will equal the weighted average Stock Performance of the Reference Stocks on the applicable Coupon Determination Date, provided that the Coupon Rate will not be less than 0.00% or greater than the Coupon Cap. For each Reference Stock, the Stock Performance on any Coupon Determination Date will be equal to (i) the Coupon Cap if the closing price of such Reference Stock has appreciated beyond the Stock Return Threshold from the pricing date to such Coupon Determination Date or (ii) the greater of the Stock Return and the Stock Return Floor for such Reference Stock if the Stock Return is negative or the Stock Return is positive but the appreciation is less than the Stock Return Threshold.
•	RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 15 REFERENCE STOCKS — The Coupon Rate of the notes is linked to the performance of an equally weighted basket, which consists of 15 Reference Stocks. These Reference Stocks are the common stocks of The Boeing Company, Home Depot Inc., Yum! Brands Inc., Apple Inc., Merck & Co., Inc., General Motors Company, General Electric Company, Bank of America Corporation, Kraft Foods Group Inc., Kimberly-Clark Corporation, McDonald's Corporation, PepsiCo, Inc., The Procter & Gamble Company, Johnson & Johnson and The Coca-Cola Company.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 18-I. You and we agree to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes. It is reasonable to treat the notes as "variable rate debt instruments" for U.S. federal income tax purposes. Assuming this characterization is respected, interest paid on the notes will generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes. In general, gain or loss realized on the sale, exchange or other disposition of the notes will be capital gain or loss. Prospective purchasers are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of an investment in the notes. Purchasers who are not initial purchasers of notes at their issue price on the Original Issue Date should consult their tax advisers with respect to the tax consequences of an investment in the notes, and the potential application of special rules.

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends that are paid or “deemed paid” after December 31, 2015 under certain financial instruments, if certain other conditions are met. However, in a recently published notice, the Internal Revenue Service (the “IRS”) and the Treasury Department announced their intent that the proposed regulations, if finalized, would only apply to certain financial instruments (such as the notes) that are issued on or after 90 days after the date of publication of final regulations. Accordingly, the proposed regulations, if finalized, generally should not apply to the notes. As significant aspects of the application of these proposed regulations to the notes are uncertain, depending on the exact content of any final regulations, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Sections 1471-1474 of the Internal Revenue Code and the Treasury Regulations thereunder (“FATCA”) impose withholding taxes on certain types of payments made to “foreign financial institutions,” as specially defined under FATCA, and certain other non-U.S. entities. FATCA imposes a 30% withholding tax on payments of interest on, and gross proceeds from the sale or other disposition of, the notes paid to a foreign financial institution unless the foreign financial institution is deemed to be compliant with FATCA or enters into an agreement with the IRS to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity of a certain type unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information to the IRS or to the withholding agent regarding each substantial U.S. owner. These rules currently apply to payments of interest (including original issue discount). However, these rules will not apply to payments of gross proceeds from the sale or other disposition of instruments such as the notes on or before December 31, 2016. Prospective investors should consult their tax advisers regarding the application of FATCA to the acquisition, ownership or disposition of the notes.

Subject to certain assumptions and representations received from us, the discussion in this section entitled “Tax Treatment,” when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in

JPMorgan Structured Investments —	TS-2
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

the accompanying product supplement no. 18-I, constitutes the full opinion of Sidley Austin LLP regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

Selected Risk Considerations

•	YOU MAY NOT RECEIVE ANY COUPON PAYMENTS ON YOUR NOTES — Your only return on the notes will be the annual Coupon Payments, if any, paid over the term of the notes. If the closing prices of one or more of the Reference Stocks have declined from the pricing date to the applicable Coupon Determination Date, resulting in negative Stock Returns for such Reference Stocks, any such negative Stock Returns, although limited in their effect on your return by the Stock Return Floor, could offset entirely the positive contribution to the Coupon Rate from any other Reference Stocks that have positive Stock Returns, subject to the Coupon Cap. Under these circumstances, the Coupon Rate will be equal to 0.00% per annum and no Coupon Payment will be made on the applicable Coupon Payment Date. If the Coupon Rate is 0.00% per annum for each of the Coupon Payment Dates, you will not receive any Coupon Payment over the term of the notes, and, at maturity, you will only receive a cash payment equal to $1,000 per $1,000 principal amount note.
•	LIMITED RETURN ON THE NOTES — The appreciation potential of the notes is limited by the Coupon Cap of 7.00% per annum. On each Coupon Determination Date, even if one or more of the Stock Returns is greater than the Stock Return Threshold, the Coupon Rate will not exceed the Coupon Cap. Moreover, the Stock Performance of each Reference Stock in the Basket is limited to the Coupon Cap, even if the Stock Return of such Reference Stock is greater than the Coupon Cap. Accordingly, your return on each Coupon Payment Date will be limited, regardless of the actual appreciation of the closing prices of the Reference Stocks, which may be significant.
•	CHANGES IN THE CLOSING PRICES OF THE REFERENCE STOCKS MAY OFFSET EACH OTHER — The notes are linked to an equally weighted basket consisting of 15 Reference Stocks. Price movements in the Reference Stocks may change such that the Stock Returns for the Reference Stocks on any relevant Coupon Determination Date may not correlate with each other. At a time when the closing prices of one or more of the Reference Stocks increases, the closing prices of the other Reference Stocks may not increase as much or may even decline in value. Therefore, in calculating the Coupon Rate for any relevant Coupon Payment Date, the positive contribution from a Reference Stock with a positive Stock Return may be moderated, or more than offset, by declines in the closing prices of the other Reference Stocks. In addition, a positive contribution by a Reference Stock is limited to the Coupon Cap while a negative contribution by a Reference Stock is limited to the Stock Return Floor, which may have a disproportionate impact on the Coupon Rate. There can be no assurance that you will receive a coupon payment on any Coupon Payment Date.
•	Correlation (OR LACK OF CORRELATION) of performances among the Reference Stocks may reduce the performance of the NOTES — Performances among the Reference Stocks may become highly correlated from time to time during the term of the notes, including, but not limited to, a period in which there is a substantial decline in the primary securities markets for the Reference Stocks. High correlation during periods of negative returns among the Reference Stocks could cause the Coupon Rate to be zero and adversely affect the value of the notes. In addition, the performance of the Reference Stocks may not be correlated and, accordingly, your investment in the notes may only produce a return greater than zero if there is a broad based rise in the industries represented by the Reference Stocks.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 18-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, such Reference Stock issuers or providing advisory services to such Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should

JPMorgan Structured Investments —	TS-3
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

undertake an independent investigation of the applicable Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	no ownership rights in the Reference StockS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this term sheet. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

JPMorgan Structured Investments —	TS-4
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price of one share of each Reference Stock, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the closing price of one share of each Reference Stock;
•	the time to maturity of the notes;
•	the dividend rate on the Reference Stocks;
•	the correlation (or lack of correlation) in price movements among the Reference Stocks;
•	the occurrences of certain events affecting the issuers of the Reference Stocks that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for each Reference Stock to reflect certain corporate events, such as mergers, affecting such Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the notes in making these determinations. See “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement for further information.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimum for JPMS’s estimated value.
•	TAX DISCLOSURE — The information under “Tax Treatment” in this term sheet remains subject to confirmation by our tax counsel. We will notify you of any revisions to the information under “Tax Treatment” in a supplement to this term sheet on or before the business day immediately preceding the Original Issue Date, or if the information cannot be confirmed by our tax counsel, we may terminate this offering of notes.
JPMorgan Structured Investments —	TS-5
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Sensitivity Analysis — Hypothetical Coupon Rates for One Coupon Payment Date for Each $1,000 Note

The following tables and examples illustrate hypothetical Coupon Rates for a Coupon Payment Date for a basket of fifteen hypothetical Reference Stocks, each with a hypothetical Initial Share Price of $100 and a hypothetical Final Share Price as set forth in the table for each example. The following tables and examples reflect the Coupon Cap of 7.00% per annum, the Coupon Floor of -10.00% and a Stock Return Threshold of 7.00%.

The actual Initial Share Price for each Reference Stock included in the Basket will be determined on the pricing date and will likely be different from the hypothetical Initial Share Price and different from the Initial Share Price of each of the other Reference Stocks. The actual Final Share Price for each Reference Stock included in the Basket will be determined on the applicable Coupon Determination Date and will likely be different from the hypothetical Final Share Prices set forth below. The hypothetical Coupon Rates set forth below are for illustrative purposes only and may not be the actual Coupon Rates for any Coupon Payment Date applicable to a purchaser of the notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

Example 1:

TABLE 1

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance × Stock Weighting
Stock 1	$107.50	7.50%	7.00%	0.467%
Stock 2	$103.00	3.00%	3.00%	0.200%
Stock 3	$102.00	2.00%	2.00%	0.133%
Stock 4	$103.50	3.50%	3.50%	0.233%
Stock 5	$104.50	4.50%	4.50%	0.300%
Stock 6	$95.00	-5.00%	-5.00%	-0.333%
Stock 7	$104.50	4.50%	4.50%	0.300%
Stock 8	$96.50	-3.50%	-3.50%	-0.233%
Stock 9	$108.00	8.00%	7.00%	0.467%
Stock 10	$108.50	8.50%	7.00%	0.467%
Stock 11	$97.00	-3.00%	-3.00%	-0.200%
Stock 12	$104.50	4.50%	4.50%	0.300%
Stock 13	$95.50	-4.50%	-4.50%	-0.300%
Stock 14	$108.70	8.70%	7.00%	0.467%
Stock 15	$104.50	4.50%	4.50%	0.300%
			Total =	2.57%
			Coupon Rate =	2.57%

Explanation for Example 1

As illustrated by Table 1 above, even when most of the Reference Stocks have only modest positive Stock Returns, if negative Stock Returns for the other Reference Stocks are sufficiently small, the investor will still receive a Coupon Payment on the applicable Coupon Payment Date.

JPMorgan Structured Investments —	TS-6
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Example 2:

TABLE 2

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance × Stock Weighting
Stock 1	$81.00	-19.00%	-10.00%	-0.667%
Stock 2	$110.00	10.00%	7.00%	0.467%
Stock 3	$85.00	-15.00%	-10.00%	-0.667%
Stock 4	$150.00	50.00%	7.00%	0.467%
Stock 5	$110.00	10.00%	7.00%	0.467%
Stock 6	$120.00	20.00%	7.00%	0.467%
Stock 7	$82.00	-18.00%	-10.00%	-0.667%
Stock 8	$107.00	7.00%	7.00%	0.467%
Stock 9	$55.00	-45.00%	-10.00%	-0.667%
Stock 10	$101.00	1.00%	1.00%	0.067%
Stock 11	$85.00	-15.00%	-10.00%	-0.667%
Stock 12	$101.00	1.00%	1.00%	0.067%
Stock 13	$101.00	1.00%	1.00%	0.067%
Stock 14	$101.00	1.00%	1.00%	0.067%
Stock 15	120.00	20.00%	7.00%	0.467%
			Total =	-0.27%
			Coupon Rate =	0.00%

Explanation for Example 2

As illustrated by Table 2 above, even when most of the Reference Stocks are positive, if Stock Returns for the other Reference Stocks are sufficiently large and negative, the investor may receive no Coupon Payment on the applicable Coupon Payment Date.

Example 3:

TABLE 3

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance × Stock Weighting
Stock 1	$115.00	15.00%	7.00%	0.467%
Stock 2	$115.00	15.00%	7.00%	0.467%
Stock 3	$120.00	20.00%	7.00%	0.467%
Stock 4	$150.00	50.00%	7.00%	0.467%
Stock 5	$130.00	30.00%	7.00%	0.467%
Stock 6	$130.00	30.00%	7.00%	0.467%
Stock 7	$135.00	35.00%	7.00%	0.467%
Stock 8	$125.00	25.00%	7.00%	0.467%
Stock 9	$145.00	45.00%	7.00%	0.467%
Stock 10	$110.00	10.00%	7.00%	0.467%
Stock 11	$117.50	17.50%	7.00%	0.467%
Stock 12	$112.50	12.50%	7.00%	0.467%
Stock 13	$115.00	15.00%	7.00%	0.467%
Stock 14	$108.00	8.00%	7.00%	0.467%
Stock 15	$115.00	15.00%	7.00%	0.467%
			Total =	7.00%
			Coupon Rate =	7.00%

Explanation for Example 3

As illustrated by Table 3 above, even when all of the Reference Stocks have significantly positive Stock Returns, the Coupon Payment on the applicable Coupon Payment Date is limited by the Coupon Cap.

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments —	TS-7
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stock(s)” beginning on page PS-20 of the accompanying product supplement for more information.

Historical Information of the Reference Stocks and the Basket

The following graphs contained in this term sheet set forth the historical performance of the Reference Stocks based on the weekly closing prices (in U.S. dollars) of the Reference Stocks from January 2, 2009 through September 5, 2014. We obtained the closing prices and other market information in this term sheet from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of such Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in the payment of any Coupons during the term of your notes. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

The Boeing Company

According to its publicly available filings with the SEC, The Boeing Company is an aerospace firm. The common stock of The Boeing Company, par value $5.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of The Boeing Company in the accompanying product supplement no. 18-I. The Boeing Company’s SEC file number is 001-00442.

Historical Information Regarding the Common Stock of The Boeing Company

The following graph sets forth the historical performance of the common stock of The Boeing Company based on the weekly closing price (in U.S. dollars) of the common stock of The Boeing Company from January 2, 2009 through September 5, 2014.  The closing price of the common stock of The Boeing Company on September 9, 2014 was $128.21.

JPMorgan Structured Investments —	TS-8
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Home Depot Inc.

According to its publicly available filings with the SEC, Home Depot, Inc. is a home improvement retailer that sells an assortment of building materials, home improvement products and lawn and garden products and provides a number of services. The common stock of Home Depot, par value $0.05 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Home Depot, Inc. in the accompanying product supplement no. 18-I. Home Depot, Inc.’s SEC file number is 001-08207.

Historical Information Regarding the Common Stock of Home Depot Inc.

The following graph sets forth the historical performance of the common stock of Home Depot Inc. based on the weekly closing price (in U.S. dollars) of the common stock of Home Depot Inc. from January 2, 2009 through September 5, 2014.  The closing price of the common stock of Home Depot Inc. on September 9, 2014 was $88.93.

Yum! Brands Inc.

According to its publicly available filings with the SEC, Yum! Brands Inc. is a quick service restaurant company that develops, operates, franchises and licenses a system of restaurants. The common stock, no par value, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Yum! Brands Inc.’s in the accompanying product supplement no. 18-I. Yum! Brands Inc.’s SEC file number is 001-13163.

Historical Information Regarding the Common Stock of Yum! Brands Inc.

The following graph sets forth the historical performance of the common stock of Yum! Brands Inc. based on the weekly closing price (in U.S. dollars) of the common stock of Yum! Brands Inc. from January 2, 2009 through September 5, 2014. The closing price of the common stock of Yum! Brands Inc. on September 9, 2014 was $72.07.

JPMorgan Structured Investments —	TS-9
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Apple Inc. (“Apple”)

According to its publicly available filings with the SEC, Apple designs, manufactures and markets personal computers, portable digital music players and mobile communication devices and sells a variety of related software, services, peripherals and networking solutions. Apple Inc. announced a seven-for-one stock split of the underlying stock, and trading of the underlying stock on a split-adjusted basis began on June 9, 2014. The common stock of Apple, no par value, is listed on The NASDAQ Global Select, which we refer to as the Relevant Exchange for purposes of Apple Inc. in the accompanying product supplement no. 18-I. Apple Inc.‘s SEC file number is 001-10030.

Historical Information Regarding the Common Stock of Apple Inc.

The following graph sets forth the historical performance of the common stock of Apple based on the weekly closing price (in U.S. dollars) of the common stock of Apple from January 2, 2009 through September 5, 2014.  The closing price of the common stock of Apple on September 9, 2012 was $97.99.

Merck & Co., Inc. (“Merck”)

According to its publicly available filings with the SEC, Merck is a global health care company that delivers health solutions through its prescription medicines, vaccines, biologic therapies, animal health, and consumer care products, which it markets directly and through its joint ventures. The common stock of Merck, par value $0.50 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Merck in the accompanying product supplement no. 18-I. Merck’s SEC file number is 001-06571.

JPMorgan Structured Investments —	TS-10
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Historical Information Regarding the Common Stock of Merck

The following graph sets forth the historical performance of the common stock of Merck based on the weekly closing price (in U.S. dollars) of the common stock of Merck from January 2, 2009 through September 5, 2014.  The closing price of the common stock of Merck on September 9, 2014 was $60.56.

General Motors Company (“General Motors”)

According to its publicly available filings with the SEC, General Motors develops, produces and markets cars, trucks and parts worldwide. General Motors also provides automotive financing services through General Motors Financial Company, Inc. The common stock, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of General Motors in the accompanying product supplement no. 18-I. General Motors’s SEC file number is 001-34960.

Historical Information Regarding the Common Stock of General Motors

The following graph sets forth the historical performance of the common stock of General Motors based on the weekly closing price (in U.S. dollars) of the common stock of General Motors from November 19, 2010 through September 5, 2014. The closing price of the common stock of General Motors on September 9, 2014 was $33.07.

JPMorgan Structured Investments —	TS-11
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

General Electric Company (“GE”)

According to its publicly available filings with the SEC, GE is a diversified technology, media and financial services company with products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, media content and individual products. The common stock of GE, par value $0.06 per share, is listed on New York Stock Exchange, which we refer to as the relevant exchange for purposes of GE in the accompanying product supplement no. 18-I. GE's SEC file number is 001-00035.

Historical Information Regarding the Common Stock of GE

The following graph sets forth the historical performance of the common stock of GE based on the weekly closing price (in U.S. dollars) of the common stock of GE from January 2, 2009 through September 9, 2014. The closing price of the common stock of GE on September 9, 2014 was $25.90.

Bank of America Corporation (“Bank of America”)

According to its publicly available filings with the SEC, Bank of America provides a diversified range of banking and non-banking financial services and products domestically and internationally. The common stock, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Bank of America in the accompanying product supplement no. 18-I. Bank of America’s SEC file number is 001-06523.

Historical Information Regarding the Common Stock of Bank of America

The following graph sets forth the historical performance of the common stock of Bank of America based on the weekly closing price (in U.S. dollars) of the common stock of Bank of America from January 2, 2009 through September 5, 2014. The closing price of the common stock of Bank of America September 9, 2014 was $16.14.

JPMorgan Structured Investments —	TS-12
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Kraft Foods Group Inc. (“Kraft Foods Group”)

According to its publicly available filings with the SEC, Kraft Foods Group, Inc. is a manufacturer and marketer of food and beverage products. The common stock of Kraft Foods Group, Inc., no par value, is listed on the NASDAQ Global Select Market, which we refer to as the Relevant Exchange for purposes of Kraft Foods Group, Inc. in the accompanying product supplement no. 18-I.  Kraft Foods Group, Inc.’s SEC file number is 001-35491.

Historical Information Regarding the Common Stock of Kraft Foods Group

The following graph sets forth the historical performance of the common stock of Kraft Foods Group based on the weekly closing price (in U.S. dollars) of the common stock of Kraft Foods Group from September 21, 2012 through September 5, 2014. The closing price of the common stock of Kraft Foods Group September 9, 2014 was $58.09.

Kimberly-Clark Corporation (“Kimberly-Clark”)

According to its publicly available filings with the SEC, Kimberly-Clark Corporation is a manufacturer of consumer essentials. The common stock of Kimberly-Clark Corporation, par value $1.25 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Kimberly-Clark Corporation in the accompanying product supplement no. 18-I. Kimberly-Clark Corporation’s SEC file number is 001-00225.

Historical Information Regarding the Common Stock of Kimberly-Clark

The following graph sets forth the historical performance of the common stock of Kimberly-Clark based on the weekly closing price (in U.S. dollars) of the common stock of Kimberly-Clark from January 2, 2009 through September 5, 2014. The closing price of the common stock of Kimberly-Clark September 9, 2014 was $106.85.

McDonald’s Corporation (“McDonald’s”)

According to its publicly available filings with the SEC, McDonald’s franchises and operates McDonald’s restaurants in the global restaurant industry. The common stock of McDonald’s, par value $0.01 per share, is listed on the New York Stock

JPMorgan Structured Investments —	TS-13
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Exchange, which we refer to as the relevant exchange for purposes of McDonald’s in the accompanying product supplement no. 18-I. McDonald’s SEC file number is 001-05231.

Historical Information Regarding the Common Stock of McDonald’s

The following graph sets forth the historical performance of the common stock of McDonald’s based on the weekly closing price (in U.S. dollars) of the common stock of McDonald’s from January 2, 2009 through September 5, 2014. The closing price of the common stock of McDonald’s on September 9, 2014 was $91.09.

PepsiCo, Inc. (“PepsiCo”)

According to its publicly available filings with the SEC, PepsiCo engages in the manufacture, marketing, and sale of foods, snacks, and carbonated and non-carbonated beverages. The common stock of PepsiCo, par value $0.01 2/3 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of PepsiCo in the accompanying product supplement no. 18-I. PepsiCo’s SEC file number is 001-01183.

Historical Information Regarding the Common Stock of PepsiCo

The following graph sets forth the historical performance of the common stock of PepsiCo based on the weekly closing price (in U.S. dollars) of the common stock of PepsiCo from January 2, 2009 through September 9, 2014. The closing price of the common stock of PepsiCo September 9, 2014 was $91.42.

The Proctor & Gamble Company (“Proctor & Gamble”)

According to its publicly available filings with the SEC, Proctor & Gamble is focused on providing branded consumer packaged goods in six segments: beauty; grooming; health care; snacks and pet care; fabric care and home care; and baby care and family care. The common stock of Proctor & Gamble, no par value, is listed on the New York Stock

JPMorgan Structured Investments —	TS-14
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Exchange, which we refer to as the relevant exchange for purposes of Proctor & Gamble in the accompanying product supplement no. 18-I. Proctor & Gamble’s SEC file number is 001-00434.

Historical Information Regarding the Common Stock of Proctor & Gamble

The following graph sets forth the historical performance of the common stock of Proctor & Gamble based on the weekly closing price (in U.S. dollars) of the common stock of Proctor & Gamble from January 2, 2009 through September 5, 2014. The closing price of the common stock of Proctor & Gamble September 9, 2014 was $82.99.

Johnson & Johnson

According to its publicly available filings with the SEC, Johnson & Johnson is engaged in the research and development, manufacture and sale of a range of products in the health care field. The common stock of Johnson & Johnson, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Johnson & Johnson in the accompanying product supplement no. 18-I. Johnson & Johnson’s SEC file number is 001-03215.

Historical Information Regarding the Common Stock of Johnson & Johnson

The following graph sets forth the historical performance of the common stock of Johnson & Johnson based on the weekly closing price (in U.S. dollars) of the common stock of Johnson & Johnson from January 2, 2009 through September 5, 2014. The closing price of the common stock of Johnson & Johnson September 9, 2014 was $103.80.

The Coca-Cola Company (“Coca-Cola”)

According to its publicly available filings with the SEC, Coca-Cola is a beverage company that owns or licenses nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees, and energy and sports drinks. The common

JPMorgan Structured Investments —	TS-15
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

stock of Coca-Cola, par value $0.25 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Coca-Cola in the accompanying product supplement no. 18-I. Coca-Cola’s SEC file number is 001-02217.

Historical Information Regarding the Common Stock of Coca- Cola

The following graph sets forth the historical performance of the common stock of Coca-Cola based on the weekly closing price (in U.S. dollars) of the common stock of Coca-Cola from January 2, 2009 through September 5, 2014. The closing price of the common stock of Coca-Cola September 9, 2014 was $41.94.

JPMorgan Structured Investments —	TS-16
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See "What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Stock?” and “Hypothetical Examples of Amounts Payable on the Notes” in this term sheet for an illustration of the risk-return profile of the notes and “The Reference Stock” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-40 of the accompanying product supplement no. 18-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	TS-17
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks